                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

|X| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            OSI PHARMACEUTICALS, INC.
        -------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

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         (1)      Title of each class of securities to which transaction
                  applies: ______________________________________

         (2)      Aggregate number of securities to which transaction applies:
                  ______________________________________

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                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___________________________________

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                  ______________________________________________________________

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                  ______________________________________________________________

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|_|   Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously. Identify the previous filing by registration statement
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         (1)      Amount Previously Paid:
                  ______________________________________________________________

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         (4)      Date Filed:
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

                        [OSI PHARMACEUTICALS LETTERHEAD]

                                                                February 7, 2000

Dear Stockholders:

     It is a pleasure to invite you to the annual meeting of stockholders of OSI Pharmaceuticals, Inc., which will be held at OSI's headquarters located at 106 Charles Lindbergh Boulevard, Uniondale, New York, on Wednesday, March 15, 2000, at 10:00 a.m. Eastern Standard Time. Information about the matters to be voted upon at the meeting is in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     In addition to the matters to be voted upon at the meeting there will be a presentation made on recent developments relating to OSI. Specific directions to OSI's headquarters may be obtained by calling or writing to Ms. Kathy Galante, Public Relations Representative, OSI Pharmaceuticals, Inc., 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, telephone no. (516) 222-0023.

     In order to assure that a quorum is present at the meeting, you are urged to sign and mail the enclosed proxy card at once, even though you may plan to attend in person. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with the Secretary of OSI either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

     OSI's Annual Report to Stockholders for the fiscal year ended September 30, 1999, is being distributed to stockholders with the attached Proxy Statement.

                                          Sincerely,

                                          /s/ Colin Goddard

                                          COLIN GODDARD, Ph.D.
                                          President and Chief Executive Officer

                           OSI PHARMACEUTICALS, INC.
                        106 CHARLES LINDBERGH BOULEVARD
                           UNIONDALE, NEW YORK 11553

 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 ------------------------------------------------------------------------------

     The annual meeting of stockholders of OSI Pharmaceuticals, Inc. will be held at OSI's headquarters located at 106 Charles Lindbergh Boulevard, Uniondale, New York, on Wednesday, March 15, 2000, at 10:00 a.m., for the following purposes:

          (1) to elect ten directors;

          (2) to consider and act upon a proposal to adopt OSI's 1999 Incentive and Non-Qualified Stock Option Plan;

          (3) to ratify the appointment of KPMG LLP as the independent public accountants to audit OSI's accounts for the fiscal year ending September 30, 2000; and

          (4) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on January 24, 2000, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by stockholders for any purpose germane to the meeting during normal business hours at OSI's offices at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553.

                                          By Order of the Board of Directors,

                                          /s/ ROBERT L. VAN NOSTRAND
                                          ROBERT L. VAN NOSTRAND
                                          Secretary

February 7, 2000

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. RETURNING A PROXY WILL NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

                           OSI PHARMACEUTICALS, INC.
                        106 CHARLES LINDBERGH BOULEVARD
                           UNIONDALE, NEW YORK 11553

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders of OSI
Pharmaceuticals, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders to be held on March 15, 2000, and any adjournment or adjournments thereof. A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about February 7, 2000.

     Only holders of record of OSI's common stock at the close of business on January 24, 2000, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, OSI had issued and outstanding 21,738,419 shares of common stock, which are the only securities of the Corporation entitled to vote at the meeting. Each share is entitled to one vote.

     The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting will be necessary to constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock represented by such proxy will not be considered present at the meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock does return a signed proxy, but is not authorized to vote on one or more matters, each such vote being a broker non-vote, the shares of common stock represented by such proxy will be considered present at the meeting for purposes of determining the presence of a quorum.

     Assuming a quorum is present, (i) directors of the Corporation will be elected by a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the meeting,
(ii) the affirmative vote of the holders of a majority of the issued and outstanding common stock present, in person or by proxy, and entitled to vote on the matter will be required for the approval of the adoption of the 1999 Incentive and Non-Qualified Stock Option Plan, and (iii) the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the meeting will be required for the ratification of the appointment of the auditors for the current fiscal year. Abstentions and broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the auditors for the current fiscal year. With respect to the adoption of the 1999 Incentive and Non-Qualified Stock Option Plan, abstentions will have the same effect as votes cast "against" the proposals, and broker non-votes will have no effect on the outcome of the vote.

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Corporation at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder attending the meeting notifies the Secretary of the Corporation, in writing, of the revocation of the proxy at any time prior to the voting of the proxy.

     The Board of Directors does not know of any matter other than the election of directors, the adoption of the 1999 Incentive and Non-Qualified Stock Option Plan and the ratification of the appointment of the auditors for the current fiscal year that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld, and where a choice is specified as to the proposal, in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors intend to vote (i) FOR the nominees for election as directors of the Corporation named in this Proxy Statement under the caption "Election of Directors," (ii) FOR the adoption of the 1999 Incentive and Non-Qualified Stock Option Plan, and (iii) FOR the ratification of the appointment of KPMG LLP as the independent public accountants to audit OSI's accounts for the fiscal year ending September 30, 2000.

     OSI will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of OSI (who will not be specifically compensated for such services) may solicit proxies by telephone. OSI will engage Corporate Investor Communications, Inc. to assist in the solicitation of proxies from stockholders pursuant to which OSI will pay CIC a fee of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of December 31, 1999, regarding the beneficial ownership of common stock by (i) all persons who, to OSI's knowledge, own more than 5% of the outstanding shares of common stock,
(ii) certain corporate stockholders with whom OSI has entered into strategic collaborations, (iii) each director and nominee for director, (iv) each named executive officer, and (v) all directors and officers as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                               NO. OF SHARES       PERCENT OF
NAME AND ADDRESS                                              OF COMMON STOCK       CLASS(1)
----------------                                              ---------------      ----------
BVF, Inc. ..................................................     2,488,790(2)        11.54%
One Sansome Street, 39th Floor
San Francisco, California 94104
Novartis Pharma AG..........................................       909,091            4.21%
  CH-4002 Basel
  Switzerland
Pfizer Inc..................................................       587,500            2.72%
  235 East 42nd Street
  New York, New York 10017
Hoechst Marion Roussel, Inc. ...............................       439,400(3)         2.04%
  10236 Marion Park Drive
  Kansas City, Missouri 64137
G. Morgan Browne............................................       149,654(4)         *
Arthur M. Bruskin, Ph.D. ...................................       202,414(5)         *
Eric W. Collington, Ph.D. ..................................        72,476(6)         *
Geoffrey Cooper, Ph.D. .....................................        53,325(7)         *
Gary E. Frashier............................................       350,937(8)         1.60%
John H. French, II..........................................       103,254(9)         *
Edwin A. Gee, Ph.D. ........................................       218,304(10)        1.00%
Colin Goddard, Ph.D.........................................       293,112(11)        1.34%
Daryl K. Granner, M.D.......................................        95,835(12)        *
Walter M. Lovenberg, Ph.D. .................................       105,004(13)        *
Viren Mehta.................................................        32,452(14)        *
Steve M. Peltzman...........................................       283,514(15)        1.30%
Robert L. Van Nostrand......................................       139,373(16)        *
David R. Webb, Ph.D. .......................................             0              --
John P. White...............................................        95,004(17)        *
All directors and officers as a group (15 persons)..........     2,194,658(18)        9.30%

---------------
  * Represents ownership that does not exceed 1% of the outstanding shares of the Corporation's common stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable, or exercisable within 60 days are deemed beneficially owned by the person holding such options and warrants. The percent of the outstanding shares of the Corporation's common stock for any person or group who as of December 31, 1999, beneficially owned any shares pursuant to options which are exercisable within 60 days of December 31, 1999, is calculated assuming all such options have been exercised in full and adding the number of shares subject to such options to the total number of shares issued and outstanding on December 31, 1999 for each individual.

 (2) BVF, Inc. is the general partner of BVF Partners, L.P. BVF Partners, L.P. is the general partner of Biotechnology Value Fund, L.P. and Biotechnology Value Fund II, L.P. The shares are owned by one or more of these entities.

 (3) In December 1999, Hoechst Marion Roussel, Inc. changed its name to Aventis Pharmaceuticals Inc.

 (4) Includes 102,504 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options. Also includes 400 shares owned by Mr. Browne's wife, as to which Mr. Browne disclaims beneficial ownership. Also includes 21,750 shares owned by Cold Spring Harbor Laboratory, of which Mr. Browne is an executive officer. Mr. Browne disclaims beneficial ownership of the shares owned by Cold Spring Harbor Laboratory.

 (5) Includes 200,100 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

 (6) Consists entirely of shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

 (7) Includes 52,325 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

 (8) Includes 335,418 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

 (9) Includes 83,754 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

(10) Consists entirely of shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

(11) Includes 287,148 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

(12) Consists entirely of shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

(13) Includes 100,004 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

(14) Consists entirely of shares owned by Mehta Partners, LLC, of which Dr. Mehta is a controlling member.

(15) Includes 265,835 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

(16) Includes 136,246 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

(17) Includes 65,004 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

(18) Includes 2,014,953 shares that may be acquired at or within 60 days of December 31, 1999 pursuant to the exercise of outstanding options.

                             ELECTION OF DIRECTORS

     At the meeting, ten directors are to be elected, each to hold office (subject to the Corporation's By-Laws) until the next annual meeting of stockholders and until his respective successor has been elected and qualified. The nominees for election to the Board of Directors are named in the table below. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee selected by management prior to or at the meeting, or for a motion to reduce the membership of the Board to the number of nominees available. Since the last annual meeting of stockholders, the size of the Board was increased to ten members. On November 8, 1999, the Board of Directors elected Dr. Viren Mehta to fill the vacancy. Therefore, the proxies solicited hereby will be voted for ten nominees. The information concerning the nominees has been furnished by them to the Corporation.

                        NAME                          AGE     POSITION(S) WITH THE CORPORATION
                        ----                          ---     --------------------------------
Gary E. Frashier....................................  63     Chairman of the Board and Director
Edwin A. Gee, Ph.D..................................  80     Chairman, Emeritus of the Board
                                                               and Director
Colin Goddard, Ph.D.................................  40     Chief Executive Officer, President
                                                               and Director
G. Morgan Browne....................................  64     Director
John H. French, II..................................  68     Director
Daryl K. Granner, M.D...............................  63     Director
Walter M. Lovenberg, Ph.D...........................  65     Director
Viren Mehta.........................................  50     Director
Steve M. Peltzman...................................  53     Director
John P. White.......................................  53     Director

BIOGRAPHICAL INFORMATION

     GARY E. FRASHIER has been Chairman of the Board since December 1997. Mr. Frashier has been providing business consulting services to the Corporation since October 1998. Mr. Frashier was Chief Executive Officer of the Corporation from March 1990 until October 1998. From March 1994 to December 1997, Mr. Frashier also served as Vice Chairman of the Board, and was President of the Corporation from March 1990 to March 1994. Mr. Frashier currently serves as a trustee of the Corporation's 401(K) Savings and Investment Plan. From April 1987 to February 1990, he served as President, Chief Executive Officer and a director of Genex Corporation, a biotechnology company which specialized in protein engineering. From 1984 to March 1987, he was Chairman, President and Chief Executive Officer of Continental Water Systems Corporation, a corporation engaged in the manufacture and marketing of equipment to produce ultrapure water, which was purchased from Millipore Corporation in a management buy-out organized by Mr. Frashier. Mr. Frashier served as an Executive Vice President of Millipore Corporation and President of Waters Associates, Inc., Millipore Corporation's liquid chromatography subsidiary, from 1980 to 1983. He presently serves as a director of Anaderm Research Corp., Helicon Therapeutics, Inc., Maxim Pharmaceuticals, Inc., Cytoclonal Pharmaceuticals, Inc. and Atlantic Biopharmaceuticals, Inc. Mr. Frashier was elected to the Board of Directors of the Corporation in March 1990.

     EDWIN A. GEE, PH.D., a director of the Corporation since 1985, served as President, Chairman of the Board and Chief Executive Officer of International Paper Company from 1978 until his retirement in April 1985. Prior to 1978, Dr. Gee was a Senior Vice President, member of the Executive Committee and director of E.I. du Pont de Nemours and Company. Dr. Gee serves as a member of the Board of Directors of Biocryst Pharmaceuticals, Inc. Dr. Gee is also Director, Emeritus of the Salomon Brothers Fund, Inc., the Salomon Brothers Investors Fund, Inc. and the Salomon Brothers Capital Fund, Inc. Dr. Gee served as an executive officer of the Corporation, holding the position of Chairman of the Board of the Corporation from April 1987 until March 1990. From March 1990 to December 1997, Dr. Gee was Chairman of the Board, but no longer served as an officer of the Corporation. As of December 1997, Dr. Gee was elected Chairman, Emeritus of the Board of the Corporation.

     COLIN GODDARD, PH.D., was appointed President and Chief Executive Officer of the Corporation in October 1998, having previously served with the Corporation as President from 1997 to 1998, Executive Vice President and Chief Operating Officer from 1996 to 1997, Vice President Research Operations from 1993 to 1996, Director, Drug Discovery from 1992 to 1993 and Program Manager, Drug Discovery from 1991 to 1992. Dr. Goddard joined the Corporation as a scientist in January 1989. In the early 1990's, Dr. Goddard was responsible for the development of the Corporation's pioneering robotic high throughput screening operation and was instrumental in the development of the Corporation's fully integrated drug discovery strategy. Before joining the Corporation, Dr. Goddard spent four years at the National Cancer Institute in Bethesda, Maryland conducting research on the src oncogene. Dr. Goddard trained as a cancer pharmacologist in Birmingham, U.K. receiving his Ph.D. from the University of Aston, Birmingham, U.K. in 1985.

     G. MORGAN BROWNE has been Administrative Director of Cold Spring Harbor Laboratory since June 1985. Prior to 1985, Mr. Browne provided management services to a series of scientifically based companies. He is presently a director of Harris & Harris Group, Inc. Mr. Browne currently serves as a trustee of the Corporation's 401(K) Savings and Investment Plan. Mr. Browne became a director of the Corporation in March 1993.

     JOHN H. FRENCH, II, has been Vice Chairman of Southern Pacific Petroleum N.L. (U.S.) for the past seven years and Vice Chairman of Company of the Far Countries since 1998. Mr. French currently serves as a trustee of the Corporation's 401(K) Savings and Investment Plan. Mr. French became a director of the Corporation in July 1988.

     DARYL K. GRANNER, M.D., is a professor of molecular physiology and biophysics and director of Vanderbilt Diabetes Center, Vanderbilt University. Dr. Granner served as Chairman of Molecular Physiology/Biophysics and of Internal Medicine at Vanderbilt University from July 1984 to August 1998. From 1970 to 1984, he was a faculty member at the University of Iowa, where he directed the Division of Endocrinology and Diabetes and the Iowa Diabetes Center. He directs the Vanderbilt Diabetes Center and is an acknowledged authority in the mechanism of insulin action and the pathophysiology of diabetes mellitus. He has served on numerous national advisory panels. Dr. Granner has been a director of the Corporation since September 1996. Dr. Granner has served as a scientific consultant to the Corporation since 1992.

     WALTER M. LOVENBERG, PH.D., was an Executive Vice President and member of the Board of Directors of Marion Merrell Dow Inc. from 1989 through 1993. Dr. Lovenberg served as President of the Marion Merrell Dow Research Institute from 1989 to 1993 and Vice President from 1986 through 1989. Dr. Lovenberg has received the Fulbright-Hayes Senior Scholar Award, the Public Health Service Superior Service Award and the Third International Award for Research on Adult Diseases. Dr. Lovenberg currently serves as a member of the Board of Directors of Xenometrix, Inc., Cytoclonal Pharmaceutics, Inc., and Inflazyme, Inc. He has served on the Scientific Advisory Board of Amylin Pharmaceuticals, Inc. from 1996 to 2000. Dr. Lovenberg presently serves as a director and had been Chief Executive Officer of Helicon Therapeutics, Inc. from July 1997 to December 1999. Dr. Lovenberg has served as a consultant to the Corporation since October 1993. Dr. Lovenberg became a director of the Corporation in March 1994.

     VIREN MEHTA has been a strategic and financial advisor of the Corporation since 1996. Dr. Mehta has been the managing member of Mehta Partners, LLC, a firm which provides investment, and strategic and financial advice to the pharmaceutical and biotechnology industries, since 1998. Prior to that, Dr. Mehta was a partner of Mehta and Isaly from July 1989 to December 1997. He was also a part of the strategic planning team of the International division of Merck & Co. Dr. Mehta became a director of the Corporation in November 1999.

     STEVE M. PELTZMAN is currently an interim Chief Executive Officer of Gene Regulation Laboratories, Inc., Immunetics, Inc. and CPBD, Inc. He was President and Chief Executive Officer and a director of NuGene Technologies, Inc. from September 1997 to September 1998. Prior to that, Mr. Peltzman held various executive officer positions with the Corporation from October 1991 to July 1997, most recently as President from March 1994 to July 1997. Mr. Peltzman's association with the Corporation began in October 1991 upon consummation of the acquisition by the Corporation of the cancer business of Applied bioTechnology, Inc. where he served as President and Chief Executive Officer from June 1984 to October 1991. From 1986 to 1990, Mr. Peltzman was also President of a partnership between Applied bioTechnology, Inc. and E.I. du Pont de Nemours and Company, which focused on the development of products relating to the prevention, diagnosis and treatment of human cancer. Mr. Peltzman presently serves as a director of LifeScience Economics, Inc. Mr. Peltzman became a director of the Corporation in March 1992.

     JOHN P. WHITE is a partner of Cooper & Dunham LLP, a New York City law firm specializing in patent, trademark and related intellectual property matters, and has been associated with the firm since 1977. Mr. White is a member of numerous professional organizations, both legal and scientific, and has written and lectured extensively on the subject of legal protection for biotechnology. Mr. White has been a director of the Corporation since May 1985.

GENERAL INFORMATION

     OSI's directors are elected at the annual meeting of stockholders and hold office (subject to the By-Laws) until the next annual meeting of stockholders and until their successors are elected and qualified. With the exception of Dr. Viren Mehta, each of the nominees named above, was elected as a director of OSI at the annual meeting of stockholders held on March 24, 1999. Dr. Mehta was elected to the Board by the Board of Directors effective November 8, 1999.

     The Board of Directors held seven meetings during the last fiscal year. None of the directors attended fewer than 75% of the number of meetings of the Board of Directors or any committee of which he is a member held during the period in which he was a director or a committee member, as applicable.

     The Board of Directors has an Executive Committee, which currently consists of Drs. Gee and Goddard and Messrs. Frashier, French and White. The Executive Committee held two meetings during the last fiscal year. The principal function of the Executive Committee is to exercise all the power and authority of the Board of Directors between meetings of the Board of Directors.

     The Board of Directors has a Nominating Committee, which currently consists of Drs. Gee and Goddard and Messrs. Frashier, French and White. The Nominating Committee held two meetings during the last fiscal year. The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of Directors. In fulfilling this responsibility, the Nominating Committee considers recommendations received from stockholders and other qualified sources. Stockholders may submit recommendations with regard to nominees for election to the Board of Directors by notice in writing, received by the Secretary of OSI at least 45 days prior to the date on which OSI first mailed its proxy materials for the prior year's annual meeting of stockholders, or, if OSI did not have an annual meeting of stockholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of OSI which are beneficially owned by each such nominee.

     The Compensation Committee of the Board of Directors currently consists of Drs. Gee and Lovenberg and Messrs. Frashier, French and White. The Compensation Committee held five meetings during the last fiscal year. The Compensation Committee is authorized subject to the Certificate of Incorporation and By-Laws and the Delaware General Corporation Law, to exercise all power and authority of the Board of Directors with respect to the compensation of employees of OSI. It also addresses a variety of organizational matters with respect to the Corporation and its employees. The Compensation Committee also administers OSI's stock option plans.

     The Audit Committee of the Board of Directors currently consists of Drs. Gee and Granner and Messrs. Frashier, Browne and Peltzman. The Audit Committee held one meeting during the last fiscal year. The Audit Committee is responsible for reviewing the adequacy of the structure of OSI's financial organization and the implementation of its financial and accounting policies. In addition, the Audit Committee reviews the results of the audit performed by OSI's outside auditors before the Annual Report to Stockholders is published.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS NAMED ABOVE.

                     EXECUTIVE OFFICERS OF THE CORPORATION

     The names and ages of the executive officers of the Corporation and their positions with the Corporation as of December 31, 1999 are as follows:

                   NAME                     AGE             POSITION(S) WITH THE CORPORATION
                   ----                     ---             --------------------------------
Colin Goddard, Ph.D.......................  40    President and Chief Executive Officer since October
                                                  1998; President from August 1997 to September 1998;
                                                  Executive Vice President and Chief Operating Officer
                                                  from September 1996 to July 1997; Vice President,
                                                  Research Operations from April 1995 to August 1996;
                                                  Vice President, Research Operations, Pharmaceutical
                                                  Division from December 1993 to March 1995; Director,
                                                  Pharmaceutical Operations from February 1993 to
                                                  November 1993; Director, Drug Discovery from May
                                                  1992 to January 1993; Program Manager, Drug
                                                  Discovery from April 1991 to April 1992; Staff
                                                  Scientist from January 1989 to March 1991.
Arthur M. Bruskin, Ph.D...................  44    Executive Vice President, Pharmaceutical Operations
                                                  since October 1999; Executive Vice President, Drug
                                                  Discovery from April 1998 to September 1999; Senior
                                                  Vice President, Drug Discovery from October 1996 to
                                                  March 1998; Vice President, Drug Discovery from
                                                  April 1995 to September 1996; Director, Drug
                                                  Discovery from July 1994 to March 1995; Director,
                                                  Cancer Research from April 1992 to June 1994;
                                                  Director, Molecular Genetics from October 1991 to
                                                  March 1992.
Eric W. Collington, Ph.D. ................  54    Vice President, Chemistry since September 1996.
Geoffrey Cooper, Ph.D. ...................  51    Vice President, Business Development since June
                                                  1998.
Robert L. Van Nostrand....................  42    Vice President and Chief Financial Officer since
                                                  December 1996; Vice President, Finance and
                                                  Administration from May 1990 to November 1996;
                                                  Treasurer since March 1992; Secretary since March
                                                  1995; Controller and Chief Accounting Officer from
                                                  September 1986 to May 1990.
David R. Webb, Ph.D. .....................  55    Vice President, Discovery Research since August
                                                  1999.

     Set forth below is a biographical description of each executive officer based on information supplied by such executive officer:

     COLIN GODDARD, PH.D., see "Election of Directors."

     ARTHUR M. BRUSKIN, PH.D., was appointed Executive Vice President, Pharmaceutical Operations of the Corporation in October 1999, having previously served as Executive Vice President, Drug Discovery of the Corporation from April 1998 to September 1999 and Senior Vice President, Drug Discovery from October 1996 to April 1998. Dr. Bruskin joined Applied bioTechnology, Inc., a wholly-owned subsidiary of the Corporation, in July 1987 and became Director, Cancer Research of the Corporation following the acquisition of Applied bioTechnology, Inc. by the Corporation in 1991. Prior to that, Dr. Bruskin spent three years as a post doctoral fellow in the lab of Nobel Laureate Dr. Michael Bishop at the University of California, San Francisco, studying the molecular mechanisms of the activation of oncogenes. Dr. Bruskin obtained his Ph.D. in molecular biology at Indiana University, Bloomington, Indiana. Dr. Bruskin has served as Vice President of Anaderm Research Corp. since October 1996 and Vice President of Helicon Therapeutics, Inc. since July 1997.

     ERIC W. COLLINGTON, PH.D., was elected as a corporate officer of the Corporation in December 1998, prior to which he was appointed Vice President, Chemistry of the Corporation in September 1996 when the Corporation acquired Aston Molecules Ltd., a wholly-owned subsidiary of the Corporation. Prior to joining the Corporation, Dr. Collington was Research Director of Aston Molecules Ltd. from July 1996 to September 1996. Prior to that Dr. Collington held various positions with Glaxo Research and Development Ltd. from February 1983 to September 1995, including Head of Medicinal Chemistry and Deputy Head of CNS Diseases Research. He has been associated with a number of drugs that have reached the market place. Trained as an organic chemist, Dr. Collington received his Ph.D. from Keele University, England, followed by two years of post-doctoral work in the United States.

     GEOFFREY COOPER, PH.D., was appointed Vice President, Business Development of the Corporation in June 1998. Prior to joining the Corporation, Dr. Cooper was Senior Licensing Officer at Tanabe Seiyaku Co., Ltd. from February 1996 to June 1998, Assistant Vice President, Worldwide Licensing at Wyeth-Ayerst Laboratories from January 1995 to January 1996, and Senior Director, Licensing at American Cyanamid Pharmaceuticals from October 1989 to January 1995. After graduating in pharmacy, Dr. Cooper received his Ph.D. in pharmaceutical chemistry from the University of Aston, Birmingham, U.K., in 1974 and conducted post-doctoral research in metabolic disease at University College, Cardiff, U.K. before commencing his career in the pharmaceutical industry.

     ROBERT L. VAN NOSTRAND was appointed Vice President and Chief Financial Officer of the Corporation in December 1996, having previously served as Vice President, Finance and Administration. Mr. Van Nostrand has served as Treasurer and Secretary of the Corporation since May 1990. Mr. Van Nostrand joined the Corporation as Controller and Chief Accounting Officer in August 1986. Prior to joining the Corporation, Mr. Van Nostrand was in a managerial position with the accounting firm of Touche Ross & Co. Mr. Van Nostrand holds a Bachelor of Science in Accounting from Long Island University, New York, and he completed advanced management studies at the Wharton School, Philadelphia, Pennsylvania. He is a Certified Public Accountant.

     DAVID R. WEBB, PH.D., was appointed Vice President, Discovery Research in August 1999. Prior to joining the Corporation, Dr. Webb was Vice President of Research and Chief Scientific Officer of Cadus Pharmaceutical Corporation from 1995 to 1999. From 1989 to 1996, Dr. Webb was a Consulting Professor of Cancer Biology at Stanford University. From 1990 to 1995, Dr. Webb was a Distinguished Scientist and Director, Institute of Immunology and Biological Sciences, Syntex, Inc. and from 1987 to 1990, a Distinguished Scientist, Department of Molecular Immunology, Syntex, Inc. Dr. Webb is presently an adjunct professor of Microbiology and Immunology at New York Medical College. Dr. Webb has been a member of the Board of Directors of Axiom Biotechnologies, Inc. since 1998 and a member of its Scientific Advisory Board since 1999.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table sets forth a summary of all compensation paid or accrued by OSI for services rendered for the last three completed fiscal years to its chief executive officer and its four other most highly compensated executive officers serving as such at September 30, 1999 (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                      ANNUAL COMPENSATION           COMPENSATION
                                               ----------------------------------   ------------
                                                                        OTHER        SECURITIES    ALL OTHER
                                      FISCAL                            ANNUAL       UNDERLYING     COMPEN-
    NAME AND PRINCIPAL POSITION        YEAR     SALARY    BONUS(A)   COMPENSATION    OPTIONS(#)    SATION(B)
    ---------------------------       ------   --------   --------   ------------   ------------   ---------
Colin Goddard, Ph.D.(c).............   1999    $224,870   $95,000           --         20,000       $ 5,484
Chief Executive Officer,               1998     191,269    70,000           --        140,000         5,302
  President and Director               1997     168,154    60,000           --         50,000         5,045

Arthur M. Bruskin, Ph.D. ...........   1999    $192,215   $48,000           --         10,000       $ 4,924
  Executive Vice President,            1998     163,511    45,000           --         80,000         4,790
  Pharmaceutical Operations            1997     151,158    50,000           --         40,000         4,535

Eric W. Collington, Ph.D............   1999    $128,059   $30,000      $16,302(d)      25,000       $22,186
  Vice President,                      1998     112,579    30,000       15,452(d)      25,000        17,611
  Chemistry                            1997     104,000    25,000       14,091(d)      25,000        11,573

Geoffrey Cooper, Ph.D.(e)...........   1999    $154,977   $36,500      $77,017(f)      50,000       $ 4,649
  Vice President,                      1998      49,856    26,000           --         35,000            --
  Business Development                 1997          --        --           --             --            --

Robert L. Van Nostrand..............   1999    $146,360   $35,000           --         10,000       $ 4,391
  Vice President, and                  1998     138,381    38,000           --         15,000         4,151
  Chief Financial Officer              1997     133,144    45,000           --         55,000         4,098

---------------
(a) Bonuses are paid subsequent to the end of the fiscal year.

(b) Represents OSI's contributions to the executive officers' "401(K) Savings and Investment Plan" for all executive officers with the exception of Dr. Collington, for which represents OSI's contributions to a similar retirement plan to employees of Aston Molecules, Inc., a wholly-owned U.K. subsidiary of OSI.

(c) Dr. Goddard was promoted to the position of Chief Executive Officer effective October 1, 1998.

(d) Represents the taxable portion of automobile benefits.

(e) Dr. Cooper was hired on June 1, 1998.

(f) Represents relocation costs.

STOCK OPTION GRANTS

     The following table sets forth grants of stock options made during the fiscal year ended September 30, 1999, to each of the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZED
                                                                                          VALUE AT ASSUMED
                                                   INDIVIDUAL GRANTS                       ANNUAL RATES OF
                                  ----------------------------------------------------       STOCK PRICE
                                                 % OF TOTAL                               APPRECIATION FOR
                                               OPTIONS GRANTED                               OPTION TERM
                                   OPTIONS      TO EMPLOYEES     EXERCISE   EXPIRATION   -------------------
              NAME                GRANTED(A)   IN FISCAL YEAR     PRICE        DATE         5%        10%
              ----                ----------   ---------------   --------   ----------   --------   --------
Colin Goddard, Ph.D. ...........    20,000          2.01%         $4.250     06/22/09    $ 53,456   $135,468
Arthur M. Bruskin, Ph.D. .......    10,000          1.00%          4.250     06/22/09      26,728     67,734
Eric W. Collington, Ph.D. ......    25,000          2.51%          4.250     06/22/09      66,820    169,335
Geoffrey Cooper, Ph.D. .........    50,000          5.02%          4.250     06/22/09     133,640    338,670
Robert L. Van Nostrand..........    10,000          1.00%          4.250     06/22/09      26,728     67,734

---------------
(a) All options vest one-third one year from the date of grant and the remainder pro rata monthly over the ensuing 24 months.

EXERCISE OF OPTIONS

     The following table sets forth (i) certain information relating to options exercised by the named executive officers during the fiscal year ended September 30, 1999, and (ii) the total number of unexercised options at September 30, 1999, and the total value of unexercised in-the-money options at September 30, 1999, for the named executive officers:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                    AGGREGATED
                                 OPTION EXERCISES              NUMBER OF           VALUE OF UNEXERCISED
                              DURING FISCAL YEAR 1999    SECURITIES UNDERLYING         IN-THE-MONEY
                              -----------------------     UNEXERCISED OPTIONS           OPTIONS AT
                                SHARES                   AT FISCAL YEAR END(#)      FISCAL YEAR END(A)
                               ACQUIRED       VALUE      ----------------------    --------------------
            NAME              ON EXERCISE    REALIZED     VESTED      UNVESTED      VESTED     UNVESTED
            ----              -----------    --------    ---------    ---------    --------    --------
Colin Goddard, Ph.D. .......      --           --         260,763      117,237     $212,298    $194,202
Arthur M. Bruskin, Ph.D. ...      --           --         183,435       67,504      123,567      99,533
Eric W. Collington,
  Ph.D. ....................      --           --          61,371       63,629        4,860      42,015
Geoffrey Cooper, Ph.D. .....      --           --          47,458       37,542       52,666      34,522
Robert L. Van Nostrand......      --           --         128,597       26,403       69,767      18,020

---------------
(a) Based on the closing sale price of OSI's common stock of $5.688 per share, as reported on the Nasdaq National Market on September 30, 1999, less the exercise price.

COMPENSATION OF DIRECTORS

  Monetary Compensation

     Drs. Gee, Granner, Lovenberg and Mehta and Messrs. Browne, French, Frashier, Peltzman and White (comprising the non-employee directors of the Corporation) are the only current directors compensated for attendance at Board of Directors' meetings. Each non-employee director is paid a $1,500 retainer per month and $1,500 for each meeting of the Board of Directors he attends (or $1,000 for a telephonic meeting). In addition, each of these persons receives $250 for each meeting of a committee of the Board he attends that is held on the same day as a meeting of the Board of Directors, and $500 for each meeting of a committee of the Board he attends that is held on a date other than a date upon which a meeting of the Board of Directors is held. Mr. Frashier's compensation began in January 1999 and Dr. Mehta's compensation began in December 1999.

  Formula Option Grants

     Pursuant to the Corporation's 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan"), any director who is not also an employee of OSI or the designee of a third party who is entitled to representation on the Board of Directors (a "Non-Employee Director") is entitled to an automatic, formula-based grant of non-qualified stock options. It is intended that future formula grants will be provided under the Corporation's 1999 Incentive and Non-Qualified Stock Option Plan (the "1999 Plan"), which will be submitted to the Corporation's stockholders for approval at the meeting. The provisions of the 1997 Plan regarding such formula grants for Non-Employee Directors are identical to those contained in the proposed 1999 Plan. On March 24, 1999, each of Dr. Gee and Messrs. Browne, French and White received a formula award of options covering 10,000 shares; Dr. Lovenberg received a formula award of options covering 15,000 shares; and Dr. Granner received a formula award of options covering 20,000 shares. See "Adoption of the 1999 Incentive and Non-Qualified Stock Option Plan" below for a description of the timing and amount of formula awards and the terms and conditions of such awards.

  Stock Purchase Plan

     Pursuant to the Corporation's Directors' Stock Purchase Plan, adopted as of March 25, 1996, all Non-Employee Directors may elect to receive up to 50% of their monthly retainer fees and up to 50% of attendance fees earned during any month in the form of shares of common stock. OSI reserved 100,000 shares of common stock for issuance under this plan.

  Other Payments and Option Awards

     Dr. Gee was paid $60,000 by OSI in the last fiscal year for services rendered as a general business consultant. Dr. Lovenberg was paid $44,000 by OSI in the last fiscal year for services rendered as a scientific consultant. Dr. Granner was paid $67,000 by OSI in the last fiscal year for services rendered as a scientific consultant. Mr. Peltzman was paid $17,000 by OSI in the last fiscal year for services rendered as a general business consultant. Mr. White was paid $5,000 for services rendered as a general business consultant. Mr. Frashier was paid $166,000 for services rendered as a general business consultant. Mr. Frashier also received an award of options on September 24, 1999 covering 25,000 shares at an exercise price of $6.00.

EMPLOYMENT AGREEMENTS

  Colin Goddard, Ph.D.

     The Corporation entered into an employment agreement, dated as of April 30, 1998, with Colin Goddard, Ph.D. The agreement has a fixed term of three years but provides for automatic extensions for additional one-year terms. The agreement provides for a minimum base salary of $192,000, plus such other amounts, if any, as the Board may from time to time determine. In addition, Dr. Goddard is eligible for incentive bonus compensation and is entitled to receive other customary fringe benefits generally available to executive employees of the Corporation. The agreement prohibits Dr. Goddard from competing with or becoming engaged in the same business as the Corporation during the term of employment plus two years thereafter.

The agreement also provides Dr. Goddard with severance benefits in the event the Corporation terminates employment other than for cause or due to Dr. Goddard's death or disability. The Corporation will be obligated to continue Dr. Goddard's salary for the twelve months immediately following the effective date of termination, unless such termination is for cause or due to death or disability. In the event Dr. Goddard terminates his employment due to a change in control of the Corporation or in the event his title, responsibilities or salary are reduced, Dr. Goddard will be entitled to full payment of his salary for the remaining term of his agreement. However, such payment will not be less than nine months pay and all outstanding stock options granted to him will become fully vested.

  Eric W. Collington, Ph.D.

     As of September 19, 1996, Eric W. Collington, Ph.D. and Aston Molecules Ltd., a wholly-owned subsidiary of the Corporation, entered into an employment agreement. The agreement had an initial fixed term of three years which has been extended until terminated by either party. The agreement provides for a minimum base salary of [Pound Sterling]60,000, plus such other amounts, if any, as the Board may from time to time determine. In addition, Dr. Collington is eligible to participate in the Corporation's Management Incentive Compensation Plan and receives a car allowance. The agreement prohibits Dr. Collington from competing with or becoming engaged in the same business as the Corporation during the term of employment plus one year after a resignation by Dr. Collington or termination by the Corporation for cause. Should Dr. Collington be terminated other than for cause, he is prohibited from competing with or becoming engaged in the same business as the Corporation for six months after such termination. The agreement provides Dr. Collington with severance benefits in the event the Corporation terminates employment other than for cause or due to Dr. Collington's disability. The Corporation will be obligated to continue Dr. Collington's salary for the remainder of his term should termination occur prior to the third anniversary of his employment with the Corporation or for six months following termination if it occurs after the third anniversary of his employment. Upon execution of his employment agreement with Aston, Dr. Collington received warrants to purchase up to four shares of capital stock of Aston at an exercise price of $750.00 per share. The warrants vest 50% three years from September 19, 1996 and 50% five years from September 19, 1996. The warrants may be exercised only if Dr. Collington is an employee of Aston, the Corporation or an affiliate. The warrants may in the aggregate be exchanged for common stock of the Corporation having a fair market value of $300,000, at the election of either Dr. Collington or the Corporation. On December 17, 1999, Dr. Collington exercised the right to purchase the Corporation's stock pursuant to his vested portion of the warrants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During OSI's fiscal year ended September 30, 1999, the Compensation Committee consisted of Drs. Gee and Lovenberg and Messrs. French and White from October 1, 1998 until March 24, 1999 and Drs. Gee and Lovenberg and Messrs. Frashier, French and White from March 25, 1999 through September 30, 1999. Dr. Gee served as an executive officer of the Corporation from 1987 through 1990. Mr. Frashier served as an executive officer of the Corporation from 1990 through 1998.

                      REPORT OF THE COMPENSATION COMMITTEE

To:  The Board of Directors

     It is a part of the responsibility of the Corporation's Compensation Committee (the "Committee") to exercise the power and authority of the Board of Directors with respect to the compensation of employees and to administer the Corporation's stock option plans. Consequently it is the Committee's responsibility to review compensation levels of members of management and to evaluate the performance of management.

     In evaluating the reasonableness of compensation paid to the Corporation's executive officers, the Committee takes into account how compensation compares to compensation paid by competing companies as well as the Corporation's performance. In making this determination, the Committee has relied in part on independent surveys of compensation of management of companies in the biotechnology and pharmaceutical areas.

     It is the Corporation's policy that the compensation of executive officers be based, in substantial part, on the Corporation's performance, as well as the individual contribution of each executive officer. As a result, much of an executive officer's compensation is "at risk" in the form of bonus and stock option compensation with target levels established by the Committee for each position relative to total cash compensation. For purposes of compensation decisions, the Committee measured the Corporation's performance and that of each executive officer in fiscal year 1999 against goals established by the Committee under the Corporation's Annual Business Plan prior to the start of the fiscal year. Based on individual performance and contributions, the Committee awarded the respective executive officers discretionary bonuses that fell within ranges established by the Committee prior to the start of the fiscal year. With respect to grants of stock options to executive officers, the Committee also took into account the responsibility of each officer and the existing stock options already held by such person.

     The base salary of Colin Goddard, Chief Executive Officer of the Corporation, for fiscal year 1999 was based principally on his rights under an employment agreement with the Corporation dated April 30, 1998 (the "Employment Agreement"). The Employment Agreement established a minimum base annual salary based on negotiations between the Board of Directors and Dr. Goddard in connection with his becoming an executive officer of the Corporation. The amount was raised on March 24, 1999 to keep pace with salaries being paid to other chief executive officers of similar companies and in recognition of the Corporation's performance.

     Under the Employment Agreement, Dr. Goddard is eligible for incentive bonus compensation at the discretion of the Board of Directors. Because the Corporation is in the development stage, the use of traditional performance standards (such as profit levels and return on equity) are not appropriate in the evaluation of Dr. Goddard's performance. For fiscal year 1999, the Committee awarded Dr. Goddard a bonus of $95,000 in recognition of the achievement of the following objectives in pursuit of the Corporation's mission to become a leading Pharmaceutical Research and Development Organization: (1) progression of the Corporation's pipeline of drug candidates, including the initiation of Phase II studies for the Corporation's EGFR inhibitor and the progression of the IND-track of several other candidates in the cancer collaboration with Pfizer Inc.; (2) expansion of the Corporation's base of collaborative partnerships with major pharmaceutical companies, including the renewal and expansion of the Anaderm cosmeceuticals alliance with Pfizer, generating up to $50 million in future committed funding and potential royalties, the initiation of a funded alliance in the area of diabetes with Tanabe Seiyaku Co., Ltd. including a multi-million dollar initiation fee, funding and milestone and success payments and royalties on successful drug discovery, and the renewal of the Corporation's alliance in influenza with Sankyo Company, Ltd.; (3) initiation of OSI owned discovery and development programs, including the licensing of certain joint technology compounds from Pfizer for development as anti-psoriatic drugs; (4) continued focus of the Corporation's business operations, including the divestiture of the Corporation's cancer diagnostics business to the Bayer Corporation for $11 million, the acquisition of certain drug discovery assets for G-protein coupled receptors from Cadus Pharmaceutical Corporation, and the licensing of certain anti-viral technology to BioChem Pharma Inc. for $2 million; (5) continued progress in licensing the Corporation's gene transcription patent estate, including a license to Pharmacia & Upjohn which became the first major pharmaceutical company to execute a license agreement with OSI; and (6) successful transition into the position of Chief Executive Officer.

                                          Edwin A. Gee, Ph.D., Chairman
                                          Gary E. Frashier
                                          John H. French, II
                                          Walter M. Lovenberg, Ph.D.
                                          John P. White

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph presents a five-year cumulative total return of the Corporation's common stock with the cumulative total return of the Nasdaq Peer Index and the Nasdaq Market Index based on an assumed investment of $100 on October 1, 1994, in each case assuming reinvestment of all dividends.
[OSI PHARMACEUTICAL PERFORMANCE GRAPH]

                                                           OSI                  NASDAQ PEER INDEX
                                                    PHARMACEUTICALS,            -----------------             NASDAQ MARKET
                                                          INC.                                                    INDEX
                                                    ----------------                                          -------------
1994                                                     100.00                      100.00                      100.00
1995                                                     165.38                      147.68                      121.41
1996                                                     273.08                      178.01                      141.75
1997                                                     334.62                      198.61                      192.67
1998                                                      89.42                      171.14                      200.23
1999                                                     175.00                      289.46                      323.92

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. John P. White, a director of OSI, is a partner of Cooper & Dunham LLP, a New York law firm specializing in patent, trademark and related intellectual property matters. Cooper & Dunham LLP regularly provides legal services to OSI. Professional fees paid or accrued by OSI to Cooper & Dunham LLP in the fiscal year ended September 30, 1999 did not exceed 5% of such law firm's gross revenues for its last full fiscal year.

     Dr. Viren Mehta, a director of OSI, is the managing member of Mehta Partners, LLC, a firm which provides financial advice to the pharmaceutical and biotechnology industries. Mehta Partners, LLC provides strategic and financial advisory services to OSI. Professional fees paid or accrued by OSI to Mehta Partners, LLC in the fiscal year ended September 30, 1999 did not exceed 5% of such firm's gross revenues for its last full fiscal year.

     Dr. Walter M. Lovenberg, a director of OSI, was Chief Executive Officer and is currently a director of Helicon Therapeutics, Inc. Mr. G. Morgan Browne, a director of OSI, is Administrative Director of Cold Spring Harbor Laboratory. In July 1997, OSI, Cold Spring Harbor and Hoffman-La Roche Inc. formed Helicon. In exchange for approximately 30% of Helicon's outstanding capital stock, OSI agreed to perform for Helicon $1 million of molecular screening services within one year and granted to Helicon a nonexclusive license with respect to certain screening technology. Cold Spring Harbor contributed a royalty-free license to commercialize certain technology relating to genes associated with long-term memory in exchange for a portion of Helicon's outstanding capital stock. Hoffman-La Roche contributed cash for a portion of Helicon's outstanding capital stock. Certain individuals associated with Cold Spring Harbor hold the remaining outstanding capital stock of Helicon. The parties entered into various collaborative research and license agreements pursuant to which they were to jointly pursue the discovery, development and commercialization of novel drugs for the treatment of long-term memory disorders and other central nervous system dysfunctions. OSI's net investment in Helicon was fully reserved as of September 30, 1999.

     Dr. Daryl K. Granner, a director of OSI, is director of Vanderbilt Diabetes Center, Vanderbilt University. In April 1998, OSI entered into a Collaborative Research, Option and Alliance Agreement with Vanderbilt University to conduct a collaborative research program and seek a corporate partner to fund a technology collaboration for the discovery and development of drugs to treat diabetes. The agreement was amended in August 1999 to include Tanabe Seiyaku Co., Ltd. as a party with respect to certain sections. OSI is to provide funding to Vanderbilt to conduct the research program. OSI will also pay to Vanderbilt a percentage of the revenues (milestone and royalty payments) it receives from Tanabe and any other third party which is commercializing products resulting from the research program. The percentage received by Vanderbilt will vary in accordance with the extent to which Vanderbilt technology and patents contributed to the product giving rise to such revenue. In October 1999, OSI paid Vanderbilt a one-time success fee of $500,000.

                ADOPTION OF THE 1999 INCENTIVE AND NON-QUALIFIED
                               STOCK OPTION PLAN

     Subject to stockholder approval as described in this Proxy Statement, the Board of Directors has approved a proposal to adopt the 1999 Incentive and Non-Qualified Stock Option Plan (the "1999 Plan").

DESCRIPTION OF THE 1999 PLAN

     The purpose of the 1999 Plan is to promote the interests of OSI by attracting and retaining outstanding individuals as directors, officers and other employees and consultants, by encouraging and enabling such persons to acquire a proprietary and financial interest in OSI through the acquisition and ownership of OSI's common stock.

     Under the 1999 Plan, OSI may grant incentive stock options ("ISOs") and stock options that do not qualify as ISOs (non-qualified stock options or "NSOs"). OSI has reserved 2,000,000 shares of its common stock for issuance pursuant to the exercise of options granted under the 1999 Plan. Any shares subject to an option which is canceled or not exercised within the exercise period may again be subject to an option grant under the 1999 Plan. As of December 31, 1999, the market value of the securities reserved for issuance under the 1999 Plan was approximately $15,876,000. No options have been granted under the 1999 Plan as of the date of this Proxy Statement.

     The 1999 Plan will be administered by a committee as appointed from time to time by the Board of Directors of OSI, which may be the Compensation Committee of the Board of Directors. The committee will have sole authority as to decisions regarding the 1999 Plan, although OSI may engage a third party to administer routine matters. The committee will determine to whom (within the class of eligible persons) and when the options will be granted, the number of shares to be subject to each option grant, the duration and price of each option, the time during which an option may be exercised, whether options will be treated as ISOs and, for the most part, other terms and conditions of the options. The committee may establish any rules and regulations it deems necessary to administer the 1999 Plan. All determinations and actions by the committee will be final and conclusive for all purposes.

     Participation in the 1999 Plan is limited to directors, officers, employees and consultants of OSI or a parent or subsidiary of OSI . Directors who are not also officers or employees may be granted only NSOs. As of December 31, 1999, approximately ten directors, five officers, who were not also directors, 62 employees, who were not also officers, and 11 consultants were eligible to participate in the 1999 Plan.

     The 1999 Plan continues the automatic, formula-based grants of NSOs to directors who are not employees of OSI or the designees of third parties who are entitled to representation on the Board of Directors ("Non-Employee Directors") established under the 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan"). The following formula-based grants to Non-Employee Directors will be made only to the extent they are not otherwise made under the similar provisions of the 1997 Plan. Each Non-Employee Director receives an NSO to purchase 50,000 shares of common stock (the "Initial Options") upon the Non-Employee Director's initial election to the Board at a meeting of the stockholders. Each Initial Option vests one-half immediately upon grant, and one-half upon the Non-Employee Director's reelection to the Board for a second consecutive term.

     In addition to the Initial Options, the 1999 Plan provides for the annual grant of NSOs (the "Annual Options") to Non-Employee Directors at such times and in such amounts as set forth in the table below, provided that no Annual Options may be issued following the termination date of the 1999 Plan, which is

June 22, 2009. Each Annual Option vests one-third upon the first anniversary of its date of grant (the "Grant Date"), with the remainder vesting ratably on a monthly basis over the succeeding 24 months:

                        SCHEDULE OF ANNUAL OPTION AWARDS

    NUMBER OF
SHARES UNDERLYING
     ANNUAL
  OPTION AWARDS                           TIMING OF AWARDS
-----------------                         ----------------
     20,000         On the date of the Non-Employee Director's reelection to a third one-year term;
     20,000         On the date of the Non-Employee Director's reelection to a fourth one-year term;
     15,000         On the date of the Non-Employee Director's reelection to a fifth one-year term;
     15,000         On the date of the Non-Employee Director's reelection to a sixth one-year term;
     10,000         On the date of the Non-Employee Director's reelection to a seventh one-year term;
     10,000         On the later of the date of the annual meeting of
                    stockholders in 2000 or the date of the Non-Employee
                    Director's reelection to an eighth one-year term; and
     10,000         On the later of the date of the annual meeting of
                    stockholders in 2001 or the date of the Non-Employee
                    Director's reelection to a ninth one-year term.

     The exercise price of both the Initial Options and Annual Options (collectively, the "Formula Options") is equal to 100% of the fair market value of the common stock on the Grant Date. The Formula Options expire on the tenth anniversary of their respective Grant Dates, subject to the sooner expiration upon the occurrence of certain events set forth in the 1999 Plan which are generally applicable to all options granted under the 1999 Plan.

     Benefits attributable to future grants of Annual Options are not determinable since such benefits depend, in part, upon the price of OSI's common stock on the date of grant.

     The exercise price of ISOs granted under the 1999 Plan will not be less than 100% of the fair market value of the common stock on the date of the grant of such ISOs and not less than the par value of the common stock. The aggregate fair market value of the common stock with respect to which ISOs are first exercisable by a recipient in any calendar year (determined at the date of grant) may not exceed $100,000. In the case of an ISO granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Corporation (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant of such ISO. With respect to NSOs granted under the 1999 Plan, the committee will determine the exercise price at its discretion but in no case may the exercise price be less than the greater of 50% of the fair market value of the common stock on the date of the grant of such NSOs and the par value of such common stock.

     At the time of exercise of an option, the recipient must either pay to OSI the full purchase price of the shares in cash or, upon prior approval and conditions established by the committee, deliver to OSI shares owned by the recipient, the fair market value of which equals the purchase price of such shares on the date of exercise of the option. In addition, unless otherwise provided by the committee an "in-the-money" non-qualified stock option may be exercised on a "cashless" basis in exchange for the issuance to the optionee (or other person entitled to exercise the option) of the largest whole number of shares having an aggregate value equal to the value of such option on the date of exercise.

     No ISO, and unless otherwise determined by the committee, no NSO issued under the 1999 Plan will be transferable otherwise than by will or the laws of descent and distribution. No stock acquired by a recipient upon exercise of an ISO granted under the 1999 Plan may be disposed of within two years from the date such ISO was granted, nor within one year after the transfer of such stock to the recipient, without the written consent of the Corporation. No stock acquired by a recipient upon exercise of an NSO granted under the 1999 Plan may be disposed of by the recipient within six months from the date such NSO was granted unless otherwise provided by the committee.

     Options granted under the 1999 Plan may not have exercise periods exceeding ten years from the date of grant. With respect to an ISO granted to a 10% Stockholder, such an option will be exercisable within five years from the date of grant. Any option granted under the 1999 Plan to a recipient subject to
Section 16 of the Exchange Act may be exercised only after six months from the date of its grant.

     The 1999 Plan was effective June 23, 1999, subject however to stockholder approval at the meeting, and will terminate on June 22, 2009 or on such earlier date as the Board of Directors may determine. After termination of the 1999 Plan, no grants may be effected; however, previously made grants will remain outstanding in accordance with their terms and conditions and the terms and conditions of the 1999 Plan.

     The 1999 Plan may be amended by the Board of Directors of OSI or the committee without the approval of the stockholders, provided that no action will be taken without the approval of the stockholders to increase the aggregate number of shares of common stock which may be issued or transferred under the 1999 Plan, materially increase the benefits accruing to the recipients under the 1999 Plan or materially modify the requirements as to eligibility for participants in the 1999 Plan.

FEDERAL INCOME TAX CONSEQUENCES UNDER THE 1999 PLAN

     The following is a brief description of the federal income tax consequences of stock options which may be granted under the 1999 Plan under present tax laws.

     Incentive Stock Options. There will be no federal income tax consequences to either the recipient or OSI upon the grant of an ISO. Except as described below, the recipient will not have to recognize any income upon the exercise of an ISO, and OSI will not be allowed any deduction, as long as the recipient does not dispose of the shares within two years from the date the ISO was granted or within one year from the date the shares were transferred to the recipient (the "holding period requirement"). Upon a sale of the shares after the holding period requirement is satisfied, the recipient will recognize a long-term capital gain (or loss) measured by the excess (or deficit) of the amount realized from such sale over the option price of such shares, but no deduction will be allowed to OSI. If a recipient disposes of shares before the holding period requirement is satisfied (which would require the Corporation's written consent), the recipient will recognize ordinary income in the year of disposition, and OSI will be entitled to a corresponding deduction, in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the option price of the shares or (b) the excess of the amount realized from such disposition over the option price of the shares. Where shares are sold before the holding period requirement is satisfied, the recipient will also recognize a capital gain to the extent that the amount realized from the disposition of the shares exceeded the fair market value of the shares on the date of exercise.

     A recipient may under certain circumstances be permitted to pay all or a portion of the option price of an ISO by delivering common stock of OSI. If the common stock delivered by a recipient as payment of the option price was acquired through a prior exercise of an ISO or an option granted under an employee stock purchase plan, and if the holding period requirement applicable to such common stock has not yet been met, the delivery of such common stock to OSI could be treated as a taxable sale or disposition of such stock. In general, where a recipient pays the option price of an ISO by delivering common stock of OSI, the recipient will have a zero tax basis in the shares received that are in excess of the number of shares of common stock delivered in payment of the option price.

     For alternative minimum tax purposes, regardless of whether the recipient satisfies the holding period requirement, the excess of the fair market value of the shares on the exercise date over the option price will be treated as a positive adjustment to the recipient's alternative minimum taxable income for the year the ISO is exercised. If the shares are disposed of in the year the ISO was exercised, however, the positive adjustment taken into account for alternative minimum tax purposes will not exceed the gain realized on such sale. Exercise of an ISO may thus result in liability for alternative minimum tax.

     An ISO will generally be treated as an NSO for federal income tax purposes if it is exercised more than three months after the recipient terminates his or her employment with OSI, provided that this three-month limitation will not apply if the employment terminates by reason of the recipient's death. Under the 1999 Plan, an ISO will terminate 90 days after the recipient terminates employment, except in the case of a termination resulting from death or retirement. In the case of a recipient who retires, an option will not be treated as an ISO for federal income tax purposes (and will instead be treated as an NSO) if such option is exercised more than three months after the termination of employment.

     Non-Qualified Stock Options. There will be no federal income tax consequences to either the recipient or OSI upon the grant of an NSO. Upon the exercise of an NSO, the recipient will recognize ordinary compensation income in an amount equal to the excess of the fair market value of each share on the date of exercise over the option price, and OSI generally will be entitled to a federal income tax deduction of the same amount.

     If a recipient pays the option price of an NSO by surrendering common stock of OSI held by the recipient, then, to the extent the shares received upon exercise of the option do not exceed the number of shares delivered, the recipient will be treated as making a tax-free exchange of stock and the new shares received will have the same tax basis and holding period requirement as the shares given up. In such case, the recipient will recognize ordinary compensation income in an amount equal to the fair market value of the shares received in excess of the shares delivered in payment of the option price. The basis of such additional shares will equal their fair market value on the date the option was exercised. If a recipient exercises an NSO on a cashless basis as permitted under the 1999 Plan, the recipient will recognize compensation income equal to the fair market value of the shares received and the recipient's initial tax basis in such shares will equal their fair market value.

     THE BOARD OF DIRECTORS DEEMS THE ABOVE PROPOSAL TO BE IN THE BEST INTERESTS OF OSI AND RECOMMENDS A VOTE "FOR" ADOPTION OF THE 1999 PLAN.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The firm of KPMG LLP, independent certified public accountants, has audited the books and records of OSI for several years and the Board of Directors desires to continue the services of this firm for the current fiscal year. Accordingly, the Board recommends that the stockholders vote FOR the ratification of the appointment by the Board of Directors of the firm of KPMG LLP to audit the books and accounts of OSI for the current fiscal year.

     Representatives of KPMG LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so. If the stockholders do not ratify the appointment of this firm, the appointment of another firm of independent certified public accountants will be considered by the Board of Directors.

     THE BOARD OF DIRECTORS DEEMS THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE AUDITORS FOR OSI TO BE IN OSI'S BEST INTERESTS AND RECOMMENDS A VOTE "FOR" SUCH RATIFICATION.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on the Corporation's review of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the fiscal year ended September 30, 1999, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except for the late filing of a Form 3 by Dr. Eric W. Collington.

                             STOCKHOLDER PROPOSALS

     Stockholders who intend to submit proposals to be included in the Corporation's Proxy Statement for the Annual Meeting of Stockholders to be held in 2001 must submit their proposals to the Secretary of the Corporation at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553 not later than October 6, 2000. Such proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the SEC.

     Stockholders who intend to present proposals at the Corporation's Annual Meeting of Stockholders to be held in 2001, and not intending to have such proposals included in the Proxy Statement for that meeting must submit their proposal to the Secretary of the Corporation at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553 not later than December 20, 2000. If notification of a stockholder proposal is not received by the above date, the proposal may not be presented.

                                          By Order of the Board of Directors,

                                          /s/ ROBERT L. VAN NOSTRAND
                                          ROBERT L. VAN NOSTRAND
                                          Secretary
February 7, 2000

                              LIST OF APPENDICES



                                                                 Appendix
                                                                 --------

1999 Incentive and Non-Qualified Stock Option Plan                   A

Proxy Card                                                           B

                                                                      APPENDIX A



                            OSI PHARMACEUTICALS, INC.

                        1999 INCENTIVE AND NON-QUALIFIED

                                STOCK OPTION PLAN

1.    Purpose

            The purpose of this 1999 Incentive and Non-Qualified Stock Option Plan (the "Plan") is to encourage and enable selected management, other employees, directors (whether or not employees), and consultants of OSI Pharmaceuticals, Inc. (the "Company") or a parent or subsidiary of the Company to acquire a proprietary interest in the Company through the ownership of common stock, par value $.01 per share (the "Common Stock"), of the Company. Such ownership will provide such employees, directors, and consultants with a more direct stake in the future welfare of the Company, and encourage them to remain with the Company or a parent or subsidiary of the Company. It is also expected that the Plan will encourage qualified persons to seek and accept employment with, or become associated with, the Company or a parent or subsidiary of the Company. Pursuant to the Plan, the Company may grant (i) "incentive stock options," within the meaning of
      Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) stock options that do not qualify as incentive stock options ("non-qualified stock options"). No option granted under the Plan shall be treated as an incentive stock option unless the stock option agreement which evidences the grant refers to such option as an incentive stock option and such option satisfies the requirements of Section 422 of the Code.

            As used herein, the term "parent" or "subsidiary" shall mean any present or future corporation which is or would be a "parent corporation" or "subsidiary corporation" of the Company as the term is defined in
      Section 424 of the Code (determined as if the Company were the employer corporation).

2.    Administration of the Plan

            The Plan shall be administered by a committee (the "Committee") as appointed from time to time by the Board of Directors of the Company, which may be the Compensation Committee of the Board of Directors. Except as otherwise specifically provided herein, no person, other than members of the Committee, shall have any discretion as to decisions regarding the Plan. The Company may engage a third party to administer routine matters under the Plan, such as establishing and maintaining accounts for Plan participants and facilitating transactions by participants pursuant to the Plan.

            In administering the Plan, the Committee may adopt rules and regulations for carrying out the Plan. The interpretations and decisions made by the Committee with regard to any question arising under the Plan shall be final and conclusive on all persons participating or eligible to participate in the Plan. Subject to the provisions of the Plan, the Committee shall determine the terms of all options granted pursuant to the Plan, including, but not limited to, the persons to whom, and the time or times at which, grants shall be made, the number of shares to be covered by each option, the duration of options, the exercisability of options, whether options shall be treated as incentive stock options, and the option price.

3.    Shares of Stock Subject to the Plan

            Except as provided in paragraphs 6(h), 6(i) and 7 hereof, the number of shares that may be issued or transferred pursuant to the exercise of options granted under the Plan shall not exceed 2,000,000 shares of Common Stock. Such shares may be authorized and unissued shares or previously issued shares acquired or to be acquired by the Company and held in treasury. Any shares subject to an option which for any reason expires or is terminated unexercised as to such shares may again be subject to an option right under the Plan. The aggregate Fair Market Value, as defined in paragraph 6(k) below (determined at the time the option is granted), of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under the Plan and all plans of the Company and any parent or subsidiary of the Company) shall not exceed $100,000.

4.    Eligibility

            Incentive stock options may be granted only to management and other employees who are employed by the Company or a parent or subsidiary of the Company. Incentive stock options may be granted to a director of the Company or a parent or subsidiary of the Company, provided that the director is also an officer or employee. Non-qualified stock options may be granted to directors, officers, employees and consultants of the Company.

5.    Granting of options

            No options pursuant to this Plan may be granted after the close of business on June 22, 2009. The date of the grant of any option shall be the date on which the Committee authorizes the grant of such option.

6.    Options

            Options shall be evidenced by stock option agreements in such form, consistent with the Plan, as the Committee shall approve from time to time, which agreements need not be identical and shall be subject to the following terms and conditions:


             (a) Option Price. The purchase price under each incentive stock option shall be not less than 100% of the Fair Market Value of the Common Stock at the time the option is granted and not less than the par value of the Common Stock. In the case of an incentive stock option granted to an employee owning, actually or constructively under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "10% Stockholder") the option price shall not be less than 110% of the Fair Market Value of the

      Common Stock at the time of the grant. The purchase price under each non-qualified stock option shall be specified by the Committee, but shall in no case be less than the greater of 50% of the Fair Market Value of the Common Stock at the time the option is granted and the par value of such Common Stock.

             (b) Medium and Time of Payment. Stock purchased pursuant to the exercise of an option shall at the time of purchase be paid for in full in cash, or, upon conditions established by the Committee, by delivery of shares of Common Stock owned by the recipient. If payment is made by the delivery of shares, the value of the shares delivered shall be the Fair Market Value of such shares on the date of exercise of the option. In addition, unless otherwise provided by the Committee an "in the money" non-qualified stock option may be exercised on a "cashless" basis in exchange for the issuance to the optionee (or other person entitled to exercise the option) of the largest whole number of shares having an aggregate value equal to the value of such option on the date of exercise. For this purpose, the value of the shares delivered by the Company and the value of the option being exercised shall be determined based on the Fair Market Value of the Common Stock on the date of exercise of the option. Upon receipt of payment and such documentation as the Company may deem necessary to establish compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Company shall, without stock transfer tax to the optionee or other person entitled to exercise the option, deliver to the person exercising the option a certificate or certificates for such shares. It shall be a condition to the performance of the Company's obligation to issue or transfer Common Stock upon exercise of an option or options that the optionee pay, or make provision satisfactory to the Company for the payment of, any taxes (other than stock transfer taxes) the Company is obligated to collect with respect to the issue or transfer of Common Stock upon such exercise, including any federal, state, or local withholding taxes.

             (c) Waiting Period. The waiting period and time for exercising an option shall be prescribed by the Committee in each particular case; provided, however, that no option may be exercised after 10 years from the date it is granted. In the case of an incentive stock option granted to a 10% Stockholder, such option, by its terms, shall be exercisable only within five years from the date of grant.

             (d) Rights as a Stockholder. A recipient of options shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date a stock certificate is issued to him for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

             (e) Non-Assignability of Options. No incentive stock option and, except as may otherwise be specifically provided by the Committee, no non-qualified stock options, shall be assignable or transferable by the recipient except by will or by the laws of descent and distribution. During the lifetime of a recipient, incentive stock options and, except as may otherwise be specifically provided by the Committee, non-qualified stock options, shall be exercisable only by such recipient. If the Committee approves provisions in any particular case allowing for assignment or transfer of a non-qualified stock option, then such option will nonetheless be subject to a six-month holding period commencing on the date of grant during which period the recipient will not be permitted to assign or transfer such option, unless the Committee further specifically provides for the assignability or transferability of such option during this period. See paragraph 8 hereof for restrictions on sale of shares.

             (f) Effect of Termination of Employment. If a recipient's employment (or service as an officer, director or consultant) shall terminate for any reason, other than death or Retirement (as defined below), the right of the recipient to exercise any option otherwise exercisable on the date of such termination shall expire unless such right is exercised within a period of 90 days after the date of such termination. The term "Retirement" shall mean the voluntary termination of employment (or service as an officer, director or consultant) by a recipient who has attained the age of 55 and who has completed at least five years of service with the Company. If a recipient's employment (or service as an officer, director or consultant) shall terminate because of death or Retirement, the right of the recipient to exercise any option otherwise exercisable on the date of such termination shall be unaffected by such termination and shall continue until the normal expiration of such option. Notwithstanding the foregoing, the tax treatment available pursuant to Section 421 of the Code upon the exercise of an incentive stock option will not be available in connection with the exercise of any incentive stock option more than three months after the date of termination of such option recipient's employment due to Retirement. Option rights shall not be affected by any change of employment as long as the recipient continues to be employed by either the Company or a parent or subsidiary of the Company. In no event, however, shall an option be exercisable after the expiration of its original term as determined by the Committee pursuant to subparagraph 6(c) above. The Committee may, if it determines that to do so would be in the Company's best interests, provide in a specific case or cases for the exercise of options which would otherwise terminate upon termination of employment with the Company for any reason, upon such terms and conditions as the Committee determines to be appropriate. Nothing in the Plan or in any option agreement shall confer any right to continue in the employ of the Company or any parent or subsidiary of the Company or interfere in any way with the right of the Company or any parent or subsidiary of the Company to terminate the employment of a recipient at any time.

             (g) Leave of Absence. In the case of a recipient on an approved leave of absence, the Committee may, if it determines that to do so would be in the best interests of the Company, provide in a specific case for continuation of options during such leave of absence, such continuation to be on such terms and conditions as the Committee determines to be appropriate, except that in no event shall an option be exercisable after 10 years from the date it is granted.

             (h) Recapitalization. In the event that dividends payable in Common Stock during any fiscal year of the Company exceed in the aggregate five percent of the Common Stock issued and outstanding at the beginning of the year, or in the event there is during any fiscal year of the Company one or more splits, subdivisions, or combinations of shares of Common Stock resulting in an increase or decrease by more than five percent of the shares outstanding at the beginning of the year, the number of shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares deliverable upon the exercise thereafter of any options theretofore granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price. Common Stock dividends, splits, subdivisions, or combinations during any fiscal year that do not exceed in the aggregate five percent of the Common Stock issued and outstanding at the beginning of such year shall be ignored for purposes of the Plan. All adjustments shall be made as of the day such action necessitating such adjustment becomes effective.

             (i) Sale or Reorganization. In case the Company is merged or consolidated with another corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of a separation, reorganization, or liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall either (i) make appropriate provisions for the protection of any outstanding options by the substitution on an equitable basis of appropriate stock of the Company, or appropriate options to purchase stock of the merged, consolidated, or otherwise reorganized corporation, provided only that such substitution of options shall, with respect to incentive stock options, comply with the requirements of Section 424(a) of the Code, or
      (ii) give written notice to optionees that their options, which will become immediately exercisable notwithstanding any waiting period otherwise prescribed by the Committee, must be exercised within 30 days of the date of such notice or they will be terminated.

             (j) General Restrictions. Each option granted under the Plan shall be subject to the requirement that, if at any time the Board of Directors shall determine, in its discretion, that the listing, registration, or qualification of the shares issuable or transferable upon exercise thereof upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue, transfer, or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

             The Company shall not be obligated to sell or issue any shares of Common Stock in any manner in contravention of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations of the Securities and Exchange Commission, any state securities law, the rules and regulations promulgated thereunder or the rules and regulations of any securities exchange or over the counter market on which the Common Stock is listed or in which it is included for quotation. The Board of Directors may, in connection with the granting of each option, require the individual to whom the option is to be granted to enter into an agreement with the Company stating that as a condition precedent to each exercise of the option, in whole or in part, he shall, if then required by the Company, represent to the Company in writing that such exercise is for investment only and not with a view to distribution, and also setting forth such other terms and conditions as the Committee may prescribe. Such agreements may also, in the discretion of the Committee, contain provisions requiring the forfeiture of any options granted and/or Common Stock held, in the event of the termination of employment or association, as the case may be, of the optionee with the Company. Upon any forfeiture of Common Stock pursuant to an agreement authorized by the preceding sentence, the Company shall pay consideration for such Common Stock to the optionee, pursuant to any such agreement, without interest thereon.

             (k) "Fair Market Value." Fair Market Value for all purposes under the Plan shall mean the closing price of shares of Common Stock, as reported in The Wall Street Journal, in the NASDAQ National Market Issues or similar successor consolidated transactions reports (or a similar consolidated transactions report for the exchange on which the shares of Common Stock are then trading) for the relevant date, or if no sales of shares of Common Stock were made on such date, the average of the high and low sale prices of shares as reported in such composite transaction report for the preceding day on which sales of shares were made. If the shares are not listed on a national securities exchange or included for quotation in the NASDAQ National Market System at the time Fair Market Value is to be determined, then Fair Market Value shall be determined by the Committee in good faith pursuant to such method as to the Committee deems appropriate and equitable. Under no circumstances shall the Fair Market Value of a share of Common Stock be less than its par value.

7.    Termination and Amendment of the Plan

            The Board of Directors or the Committee shall have the right to amend, suspend, or terminate the Plan at any time; provided, however, that no such action shall affect or in any way impair the rights of a recipient under any option right theretofore granted under the Plan; and, provided, further, that unless first duly approved by the stockholders of the

      Company entitled to vote thereon at a meeting (which may be the annual meeting) duly called and held for such purpose, except as provided in subparagraphs 6(h) and 6(i), no amendment or change shall be made in the Plan increasing the total number of shares which may be issued or transferred under the Plan, materially increasing the benefits to Plan participants or modifying the requirements as to eligibility for participation in the Plan.

8.    Restriction on Sale of Shares

            Without the written consent of the Company, no stock acquired by an optionee upon exercise of an incentive stock option granted hereunder may be disposed of by the optionee within two years from the date such incentive stock option was granted, nor within one year after the transfer of such stock to the optionee; provided, however, that a transfer to a trustee, receiver, or other fiduciary in any insolvency proceeding, as described in Section 422(c)(3) of the Code, shall not be deemed to be such a disposition. The optionee shall make appropriate arrangements with the Company for any taxes which the Company is obligated to collect in connection with any such disposition, including any federal, state, or local withholding taxes.

            No stock acquired by an optionee upon exercise of a non-qualified stock option granted hereunder may be disposed of by the optionee (or other person eligible to exercise the option) within six months from the date such non-qualified stock option was granted, unless otherwise provided by the Committee.

9.    Effective Date of the Plan

            This Plan is effective as of June 23, 1999, provided, however, that the Plan be approved by the stockholders of the Company at the 2000 Annual Meeting of Stockholders. If the Plan is not approved by the stockholders, the Plan and options granted hereunder shall thereupon terminate. In any event, the Plan shall terminate on June 22, 2009, or on such earlier date as the Board of Directors or the Committee may determine. Any option outstanding at the termination date shall remain outstanding until it has either expired or has been exercised.

10.   Compliance with Rule 16b-3

            With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors. To the extent any provision of the Plan or action by the Committee (or any other person on behalf of the Committee or the Company) fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

11.   Automatic Grant of Options to Non-Employee Directors

            The purpose of this Section 11 is to continue the program of automatic grants of options to non-employee directors of the Company established pursuant to Section 11 of the Company's 1993 Incentive and Non-Qualified Stock Option Plan and continued by the Company's 1997 Incentive and Non-Qualified Stock Option Plan (collectively, the "Prior Plans"). The following options, to the extent not heretofore granted pursuant to the Prior Plans, shall be automatically awarded:

             (a) Each director, who is not also an employee of the Company or any of its affiliates, or the designee of any stockholder of the Company pursuant to a right to designate one or more directors (an "Eligible Director") shall automatically be awarded a grant of 50,000 non-qualified stock options upon his or her initial election to the Board of Directors. Such options shall vest and be exercisable solely in accordance with the following schedule:

             (i) The options may be exercised with respect to a maximum of one-half of the option shares during the twelve-month period beginning after the date of grant.

             (ii) The options may be exercised with respect to all of the option shares upon the Eligible Director's reelection to the Board of Directors for a second consecutive term.

             (iii) The options will expire and will no longer be exercisable as of the tenth anniversary of the date of grant, subject to sooner expiration upon the occurrence of certain events as provided elsewhere in this Plan.

             (b) In addition to the grant provided in subsection (a), each Eligible Director shall automatically be awarded a grant of non-qualified stock options upon the reelection of such Eligible Director to a third or subsequent, successive term, in the amount and at the times hereinafter set forth. Such automatic grants of non-qualified stock options commenced on June 21, 1995, pursuant to the Prior Plans, and have occurred and shall continue to occur annually thereafter on the date of the annual meeting of stockholders for such year until the termination of the Plan. The number of options to which each Eligible Director shall be entitled pursuant to this subsection (b) shall be as follows:

             (i) 20,000 on the date of the Eligible Director's reelection to a third one-year term;

             (ii) 20,000 on the date of the Eligible Director's reelection to a fourth one-year term;

             (iii) 15,000 on the date of the Eligible Director's reelection to a fifth one-year term;

             (iv) 15,000 on the date of the Eligible Director's reelection to a sixth one-year term;

             (v) 10,000 on the date of the Eligible Director's reelection to a seventh one-year term;

             (vi) 10,000 on the later of the date of the annual meeting of stockholders in 2000, or the date of the Eligible Director's reelection to an eighth one-year term; and

             (vii) 10,000 on the later of the date of the annual meeting of stockholders in 2001, or the date of the Eligible Director's reelection to a ninth one-year term.

      Such options shall vest and be exercisable solely in accordance with the following schedule:

             (i) The options shall not be exercisable during the twelve-month period beginning after the date of grant.

             (ii) The options may be exercised with respect to one-third of the option shares after the expiration of twelve months from the date of grant.

             (iii) The remaining two-thirds of the options shall vest and become exercisable ratably on a monthly basis over the two-year period commencing one year from the date of grant and ending three years from the date of grant.

             (iv) The options will expire and will no longer be exercisable as of the tenth anniversary of the date of grant, subject to sooner expiration upon the occurrence of certain events as provided elsewhere in this Plan.

             (c) The option price for all options awarded under this Section 11 shall be equal to 100% of the Fair Market Value of a share of Common Stock on the date of grant.

                                                                      APPENDIX B



                            OSI PHARMACEUTICALS, INC.

                                      PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, MARCH 15, 2000

    THIS PROXY IS SOLICITED ON BEHALF OF THE CORPORATION'S BOARD OF DIRECTORS

      The undersigned hereby appoints Colin Goddard, Ph.D. and Robert L. Van Nostrand, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all shares of Common Stock of OSI Pharmaceuticals, Inc. (the "Corporation") held of record by the undersigned on January 24, 2000, at the annual meeting of stockholders to be held on March 15, 2000, or any adjournment thereof.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS, "FOR" THE PROPOSAL TO ADOPT THE CORPORATION'S 1999 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS. The shares represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACES PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

           (Continued and to be dated and signed on the reverse side.)

                                    OSI PHARMACEUTICALS, INC.
                                    P. O. BOX 11097
                                    NEW YORK, N.Y.  10203-0097


1. Election of Directors (Term to     FOR all nominees / /     WITHHOLD AUTHORITY to vote / /   *EXCEPTIONS / /
   expire at next Annual Meeting)     listed below             for all nominees listed below

Nominees:   Gary E. Frashier, Edwin A. Gee, Ph.D., Colin Goddard, Ph.D., G.
            Morgan Browne, John H. French, II, Daryl K. Granner, M.D.,
            Walter M. Lovenberg, Ph.D., Viren Mehta, Steve M. Peltzman,
            John P. White.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR WHOM AUTHORITY TO VOTE IS NOT WITHHELD. *Exceptions _________________________________________



2. PROPOSAL TO ADOPT THE CORPORATION'S 1999 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN.

      FOR /   /     AGAINST /   /     ABSTAIN /   /

3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent public accountants of the Corporation for the fiscal year ending September 30, 2000.

      FOR /   /     AGAINST /   /    ABSTAIN /   /

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.

Change of Address or Comments Mark Here  /    /

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.


Dated: ________________________, 2000

_____________________________ (SEAL)

        Signature

_____________________________ (SEAL)
        Signature if held jointly


Votes MUST be indicated (x)  in Black or Blue ink.   /x/

(Please mark, sign, date and return this proxy in the enclosed postage prepaid envelope.)





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